Exhibit 99.1

FOR IMMEDIATE RELEASE

HENRY SCHEIN APPOINTS SCOTT SEROTA TO BOARD OF DIRECTORS

Former President and CEO of Blue Cross Blue Shield Brings Health Care Expertise

MELVILLE, N.Y., December 8, 2021 – Henry Schein, Inc. (Nasdaq: HSIC), the world’s largest provider of health care solutions to office-based dental and medical practitioners, announced today that Scott Serota has been appointed a member of the Company’s Board of Directors to serve until the 2022 Annual Meeting of Stockholders in May, when he is expected to stand for re-election to the Board by a vote of the Company’s stockholders. Mr. Serota has also been appointed as a member of the Board’s Strategic Advisory Committee.

The Company also announced that Barry Alperin intends to retire from the Board in May. Under the Company’s director resignation policy, directors are expected to retire from the Board at the end of the term during which they reach the age of 80.

Mr. Serota brings to Henry Schein considerable expertise in health care insurance and public policy as the former President and CEO of Blue Cross Blue Shield Association (BCBSA), a national federation of 35 independent, community-based, and locally operated Blue Cross Blue Shield companies. Mr. Serota, who stepped down in January 2021 from his position at BCBSA, grew the organization’s membership from 65 million to more than 100 million during his 21-year tenure.

“We are extremely fortunate to have Scott join our Board,” said Stanley M. Bergman, Chairman of the Board and Chief Executive Officer of Henry Schein. “He has a deep understanding of the challenges facing Americans regarding access to care and the social determinants of health, along with considerable expertise in using data analytics to address health issues. We look forward to the contribution Scott will make to advance the strategic goals of the Company.”

Mr. Serota’s public policy activity includes having served on the Policy Committee of the White House Conference on Aging under President George W. Bush, and as a charter member of the American Health Information Community, a federally chartered commission formed to advance health information, also by the appointment of President Bush. He earned a bachelor’s degree from Purdue University and a master’s in health administration and planning from the Washington University School of Medicine.

Mr. Alperin, the retired Vice Chairman of Hasbro, Inc., has been a director of Henry Schein since 1996.

“Barry was instrumental in helping to guide Henry Schein through a period of accelerated growth, beginning shortly after our initial public offering in 1995,” said Mr. Bergman. “He contributed significantly to our success, serving the Company with distinction and providing counsel on matters such as strategic planning, governance, and executive compensation. On behalf of my colleagues, my fellow directors, and our shareholders, I extend our heartfelt thanks to Barry for his contributions to Team Schein.”

About Henry Schein, Inc.

Henry Schein, Inc. (Nasdaq: HSIC) is a solutions company for health care professionals powered by a network of people and technology. With more than 21,000 Team Schein Members worldwide, the Company’s network of trusted advisors provides more than 1 million customers globally with more than 300 valued solutions that help improve operational success and clinical outcomes. Our Business, Clinical, Technology and Supply Chain solutions help office-based dental and medical practitioners work more efficiently so they can provide quality care more effectively. These solutions also support dental laboratories, government and institutional health care clinics, as well as other alternate care sites.

Henry Schein operates through a centralized and automated distribution network, with a selection of more than 120,000 branded products and Henry Schein private-brand products in stock, as well as more than 180,000 additional products available as special-order items.

A FORTUNE 500 Company and a member of the S&P 500® index, Henry Schein is headquartered in Melville, N.Y., and has operations or affiliates in 32 countries and territories. The Company’s sales reached $10.1 billion in 2020, and have grown at a compound annual rate of approximately 12 percent since Henry Schein became a public company in 1995.

For more information, visit Henry Schein at www.henryschein.com, Facebook.com/HenrySchein, and @HenrySchein on Twitter.

CONTACTS:	Steven Paladino Executive Vice President and CFO steven.paladino@henryschein.com (631) 843-5500	or	Graham Stanley Vice President, Investor Relations and Strategic Financial Project Officer graham.stanley@henryschein.com (631) 843-5963
Media: Ann Marie Gothard Vice President, Global Corporate Media Relations annmarie.gothard@henryschein.com (631) 390-8169

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Henry Schein, Inc. • 135 Duryea Road • Melville, New York 11747